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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

  BALTIMORE GAS AND ELECTRIC COMPANY
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   (Last)                           (First)             (Middle)

   39 W. Lexington St.
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                                    (Street)

  Baltimore                         MD                   21201
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol


  CORPORATE OFFICE PROPERTIES TRUST ("OCF")
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3. IRS or Social Security Number of Reporting Person (Voluntary)

  52-0280210
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4. Statement for Month/Year

  DECEMBER 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                            [ X ]   10% Owner
   [   ]   Officer (give title below)          [   ]   Other (specify below)

  Vice President

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7. Individual or Joint/Group Filing (Check applicable line)

   [   ] Form filed by one Reporting Person
   [ X ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Shares of Beneficial Interest  12/30/98       J(a)           330,236       (A)    (a)     7,030,793        I        (b)
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Series A Convertible       12/30/98    J(a)    46,233     12/30/00        Common Shares  86,677  (a)    984,308     I        (b)
Preferred Shares of                                                       of Beneficial
Beneficial Interest                                                       Interest

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Explanation of Responses:(a) Acquired pursuant to the terms of a Contribution Agreement, dated as of May 14, 1998, as amended on July 16, 1998 and September 28, 1998, by and among the entities listed therein as sellers and Corporate Office Properties, L.P. and the Issuer and a Service Company Asset Contribution Agreement, dated as of May 14,1998 by and among Constellation Oldco, Inc. (formerly Constellation Real Estate, Inc.), KMS Oldco, Inc., Constellation
Real Estate Group, Inc., Corporate Office Properties, L.P. and the Issuer.
The Common Shares of Beneficial Interest and the Series A Convertible
Preferred Shares of Beneficial Interest were acquired in exchange for real property and other assets transferred to the Issuer.

(b) The Common Shares of Beneficial Interest and the Series A Convertible Preferred Shares of Beneficial Interest are held by Constellation Real Estate, Inc. (formerly Constellation Properties,Inc., a wholly owned subsidiary of Constellation Real Estate Group, Inc., which is a wholly owned subsidiary of Constellation Holdings, Inc., which is a wholly owned subsidiary of Constellation Enterprises, Inc., which is a wholly owned subsidiary of Baltimore Gas and Electric Company.

     /s/ David A. Brune                                       1/7/99
---------------------------------------------            -----------------------
    **Signature of Reporting Person                         Date
           David A. Brune
    Vice President, Chief Financial Officer and Secretary
           Baltimore Gas and Electric Company
    Vice President, Chief Financial Officer and Secretary
           Constellation Enterprises, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:




    /s/ David A. Brune                                        01/07/99
---------------------------------------------            -----------------------
    **Signature of Reporting Person                         Date
            David A. Brune
   Vice President, Chief Financial Officer and Secretary
            Baltimore Gas and Electric Company
   Vice President, Chief Financial Officer and Secretary
            Constellation Enterprises, Inc.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.

                                  JOINT FILING
                       LISTING OF OTHER REPORTING PERSONS

          REPORTING PERSONS:                      IRS NUMBER:
          ------------------                      -----------

          a)  Constellation Real Estate, Inc.     52-1237835
              (formerly Constellation Properties, Inc.)

          b)  Constellation Enterprises, Inc.      52-2080643